Exhibit 99.1

CAI International, Inc. Reports Record Results for the Third Quarter of 2012

SAN FRANCISCO--(BUSINESS WIRE)--October 22, 2012--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported record results for the third quarter of 2012.

Highlights for the Third Quarter of 2012

•	CAI reported record net income attributable to CAI common stockholders for the third quarter of 2012 of $0.84 per fully diluted share, a 20% increase compared to $0.70 for the third quarter of 2011.

•	Rental revenue increased 15% compared to the second quarter of 2012, the 9th consecutive quarter of record rental revenue.

•	CAI leased out approximately 52,000 TEUs of containers during the quarter.

•	CAI’s year-to-date investment and commitments for rental equipment is approximately $500 million.

•	Average fleet utilization increased slightly from 94.3% in the second quarter of 2012 to 94.8% in the third quarter of 2012.

Net income attributable to CAI common stockholders was $16.5 million for the third quarter of 2012, compared to $13.6 million for the third quarter of 2011, an increase of 21%.

Total revenue for the third quarter of 2012 was a record $44.9 million, compared to $33.0 million for the third quarter of 2011, an increase of 36%. Rental revenue for the third quarter of 2012 was $40.5 million, compared to $27.6 million for the third quarter of 2011, an increase of 47%. The increase in rental revenue was primarily due to a 44% increase in the average number of TEUs of owned containers on lease compared to the third quarter of 2011. Management fee revenue for the third quarter of 2012 was $2.5 million, compared to $3.1 million for the third quarter of 2011, primarily due to a 13% reduction in the average number of TEUs of managed equipment on lease as CAI has acquired a number of its previously managed portfolios over the course of the past year. CAI sold no container portfolios during the third quarter of 2012, compared to recording a gain on sale of container portfolios of $0.7 million in the third quarter of 2011. Finance lease income for the third quarter of 2012 increased to $2.0 million, from $1.6 million in the third quarter of 2011.

Victor Garcia, Chief Executive Officer of CAI, commented, “We are very pleased with the performance of our company this quarter. We achieved strong revenue and earnings growth, generating $16.5 million of net income, a 21% increase compared to the third quarter of 2011. Utilization has increased slightly during the quarter, and we believe utilization will remain strong for the remainder of 2012.

Demand for new containers is below normal for this time of year. We believe the limited demand for newly built containers is a result of the caution our customers are exercising in committing to additional equipment during a period of economic uncertainty. Consequently, there has been limited incremental investment in new container production, which we believe has kept the supply and demand of containers largely in balance resulting in continuing high utilization of the existing worldwide fleet and strong prices in the secondary container market. Despite the expected 5% global containerized trade growth forecasted this year by Clarkson Research, we expect production of containers for the full year to be below the 2011 level and to largely represent replacement need from our customers. As a result of this low level of new container production, we believe inventory levels at the factories are below what one would normally expect for this time of year, which is likely to lead to increased demand from our customers in 2013 to meet the expected containerized trade growth next year, estimated by Clarkson Research at 7%.”

Mr. Garcia continued, “During the third quarter we invested approximately $150 million and expect our total investment in 2012 will exceed $500 million, another record year of investment for CAI. A significant part of our investment this year has been for sale-leasebacks from shipping lines and the acquisition of assets from our managed container fleet. In July, we acquired $10 million of railcars, bringing our total investment in railcars to $51 million. The third quarter was the first quarter in which we had any meaningful revenue from our rail investments, and these investments are already generating a positive earnings contribution.”

Mr. Garcia concluded, “On October 18, we closed a $171 million asset backed securitization credit facility. The ten year fixed rate notes were priced at 3.47% to yield 3.50%, and the transaction was viewed favorably by the market. We were very pleased with the execution of this transaction as it provides CAI with very attractive long term fixed financing and access to an expected future source of funding. On October 19, we closed a transaction we announced in July, the acquisition of the Schroeder Dritte portfolio of approximately 71,000 TEUs for a net cost of approximately $84 million. We expect this transaction to contribute approximately $1 million to net income, or $0.04 per share, in the fourth quarter.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	September 30,	December 31,
	2012	2011
Assets
Current assets
Cash	$15,211	$14,078
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $681 and $819 at September 30, 2012 and December 31, 2011, respectively	30,421	26,381
Accounts receivable (managed fleet)	20,877	19,054
Current portion of direct finance leases	11,142	6,158
Prepaid expenses	9,385	7,079
Deferred tax assets	1,968	1,968
Other current assets	277	185
Total current assets	89,281	74,903
Restricted cash	-	599
Rental equipment, net of accumulated depreciation of $135,550 and $109,336 at September 30, 2012 and December 31, 2011, respectively	1,120,139	841,847
Net investment in direct finance leases	72,809	31,591
Furniture, fixtures and equipment, net of accumulated depreciation of $1,210 and $1,006 at September 30, 2012 and December 31, 2011, respectively	1,979	2,095
Intangible assets, net of accumulated amortization of $7,189 and $6,519 at September 30, 2012 and December 31, 2011, respectively	1,650	2,333
Total assets	$1,285,858	$953,368

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,848	$3,536
Accrued expenses and other current liabilities	9,253	5,761
Due to container investors	20,779	20,113
Unearned revenue	8,630	6,786
Current portion of debt	39,387	25,764
Current portion of capital lease obligations	2,624	3,792
Rental equipment payable	56,867	13,301
Total current liabilities	143,388	79,053
Debt	825,687	575,014
Deferred income tax liability	33,934	33,816
Capital lease obligations	5,385	16,480
Income taxes payable	269	269
Total liabilities	1,008,663	704,632

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,295,359 shares at September 30, 2012 and December 31, 2011, respectively	2	2
Additional paid-in capital	129,180	128,183
Accumulated other comprehensive loss	(3,273)	(3,381)
Retained earnings	151,286	105,232
Total CAI stockholders' equity	277,195	230,036
Non-controlling interest	-	18,700
Total stockholders' equity	277,195	248,736
Total liabilities and stockholders' equity	$1,285,858	$953,368

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue
Rental revenue	$40,473	$27,593	$108,061	$74,689
Management fee revenue	2,492	3,065	9,699	9,855
Gain on sale of container portfolios	-	682	1,256	2,345
Finance lease income	1,974	1,622	5,055	2,574
Total revenue	44,939	32,962	124,071	89,463

Operating expenses
Depreciation of rental equipment	12,495	8,544	34,206	22,726
Amortization of intangible assets	224	339	676	1,025
Gain on disposition of used rental equipment	(2,491)	(3,751)	(8,811)	(10,151)
Storage, handling and other expenses	2,197	1,064	5,965	3,519
Marketing, general and administrative expenses	6,275	5,317	18,610	15,436
Loss (gain) on foreign exchange	193	(239)	125	(216)
Total operating expenses	18,893	11,274	50,771	32,339

Operating income	26,046	21,688	73,300	57,124

Interest expense	7,179	4,300	19,435	10,803
Interest income	(1)	(2)	(8)	(6)
Net interest expense	7,178	4,298	19,427	10,797

Net income before income taxes and non-controlling interest	18,868	17,390	53,873	46,327
Income tax expense	2,102	3,585	7,003	8,436

Net income	16,766	13,805	46,870	37,891
Net income attributable to non-controlling interest	(238)	(183)	(816)	(593)
Net income attributable to CAI common stockholders	$16,528	$13,622	$46,054	$37,298

Net income per share attributable to CAI common stockholders
Basic	$0.86	$0.71	$2.39	$1.93
Diluted	$0.84	$0.70	$2.33	$1.89

Weighted average shares outstanding
Basic	19,295	19,295	19,295	19,295
Diluted	19,764	19,581	19,730	19,727

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of September 30,
	2012	2011

Owned container fleet in TEUs	616,257	425,438
Managed container fleet in TEUs	444,906	476,141
Total container fleet in TEUs	1,061,163	901,579

Owned railcar fleet in units	1,393	-

Conference Call

A conference call to discuss the financial results for the third quarter of 2012 will be held on Monday, October 22, 2012 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the Internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q3 2012 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2012, CAI operated a worldwide fleet of approximately 1,061,000 TEUs of containers through 16 offices located in 12 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations, including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container production levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, contribution to net income of the Schroeder Dritte portfolio, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, Chief Financial Officer
415-788-0100
tpage@capps.com